UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 14, 2005

ESSEX PROPERTY TRUST, INC.

(Exact Name of Registrant as Specified in its Charter)

001-13106
(Commission File Number)

Maryland	77-0369576
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

925 East Meadow Drive, Palo Alto, California 94303
(Address of Principal Executive Offices) (Zip Code)

(650) 494-3700
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01. Entry into Material Definitive Agreement

On February 14, 2005, Essex Property Trust, Inc. (the “Company”) announced the appointment, effective as of February 15, 2004, of Mr. Michael T. Dance as the Company’s Executive Vice President and Chief Financial Officer. The principal terms of Mr. Dance’s employment are described in the Company’s offer letter to him. Pursuant to the terms of that letter, Mr. Dance will receive a base salary of $200,000 and targeted incentive compensation of $200,000, payable upon his first anniversary with the Company. The exact amount of the incentive compensation will be based on subjective and objective criteria, and, for the first year, it will not be less than $175,000 nor greater than $225,000. As soon as practicable following his first day of employment, Mr. Dance will also be granted (i) options to acquire 15,000 shares of his Company’s common stock at its market price on the date of grant and (ii) 15,000 Series Z-1 Incentive Units in Essex Portfolio, L.P. (the “Operating Partnership”), as to which the Company is the general partner. The Series Z-1 Incentive Units will be issued to Mr. Dance for a purchase price of $1.00 per unit.

Exhibit 10.1 is hereby incorporated by reference into this item 1.01.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Michael Schall has accepted appointment as Senior Executive Vice President and Chief Operating Officer. Mr. Schall will continue to serve as a Director on the Company’s Board of Directors.

Prior to this appointment, Mr. Schall was the Senior Executive Vice President and Chief Financial Officer of the Company and was responsible for the overall management of the Company’s financial and administrative matters, including leverage management, liquidity, capital alternatives, financial analysis and external reporting. He joined The Marcus & Millichap Company in 1986. He was also the Chief Financial Officer of the Company’s predecessor, Essex Property Corporation, in which capacity he was responsible for the financial management of multiple investment and development entities, and a variety of corporate finance relationships. From 1982 to 1986, Mr. Schall was the Director of Finance for Churchill International, a technology-oriented venture capital company. From 1979 to 1982, Mr. Schall was employed in the audit department of Ernst & Whinney, where he specialized in the real estate and financial services industries. In 1979, Mr. Schall received his Bachelor of Science degree from the University of San Francisco. Mr. Schall is a certified public accountant and a member of the American Institute of Certified Public Accountants.

Mr. Schall is not related to any other director or executive officer of the Company.  He is 47 years old and does not serve on the board of directors of any other companies. There is no pre-existing arrangement or understanding which required that Mr. Schall be selected as Senior Executive Vice President and Chief Operating Officer.

Mr. Schall’s transactions with Essex as defined in Section 404(a) of Regulation S-K, since January 1, 2004, are as follows. In 2004, Essex granted Series Z-1 Incentive Units to Mr. Schall. This grant of Series Z-1 Incentive Units is described in further detail under the caption "Certain Relationships and Related Transactions" in Essex's definitive proxy statement for its 2004 annual meeting, which was filed with the Securities and Exchange Commission on April 8, 2004.  The disclosure set forth under the caption "Certain Relationships and Related Transactions" of such 2004 proxy statement is hereby incorporated by reference.

Michael Dance has accepted appointment as Executive Vice President and Chief Financial Officer, effective February 15, 2005. In Mr. Dance’s new capacity, he will report to Mr. Schall, and will oversee all accounting and finance related functions for the Company. He will not serve on the Company’s Board of Directors.

Since September 2002, Mr. Dance has owned and operated a private consultancy practice that provided audits and SOX compliance consultation and litigation support. In addition, since the fall semester of 2002, Mr. Dance has been an adjunct Professor for the University of California at Berkeley, HAAS School of Business and in July 2004 he was named the Executive Director at the Center for Financial Reporting and Management at the University of California at Berkeley, HAAS School of Business. Michael Dance began his career at KPMG LLP in 1978 and, from 1990 to 2002, was a partner with KPMG LLP, where he worked with clients in the real estate, construction, health care and technology industries. He graduated from California State University, Hayward with a B.A. in Economics and has been an active California CPA since 1980. Dance is a member of the AICPA and California State Society of CPAs.

Mr. Dance is not related to any other director or executive officer of the Company and has no relationships or transactions with the Company outside the context of his employment.  Mr. Dance is 48 years old and does not serve on the board of directors of any other companies.  There is no pre-existing arrangement or understanding which required that Mr. Dance be selected as Executive Vice President and Chief Financial Officer.

Mark Mikl has accepted appointment as First Vice President of Asset Management and will no longer be the Company’s Treasurer and Controller.

The description of Mr. Dance’s offer letter set forth in item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference in this Item 5.02.

The full text of the press release announcing the appointments of these new officers is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description
10.1	Offer letter between Essex Property Trust, Inc. and Mr. Dance.
99.1	Press release, dated February 14, 2005, announcing appointments of new officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2005

Essex Property Trust, Inc.
By: /s/ Michael J. Schall

Michael J. Schall
Senior Executive Vice President & Chief Operating Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1 *PDF	Offer letter between Essex Property Trust, Inc. and Mr. Dance.
99.1 *PDF	Press release, dated February 14, 2005, announcing appointments of new officers.

* Also provided in PDF format